Exhibit 3.248

(Garuda) The Department of Business Development Serial No. 1-1004-53-4-042239 Issued on this day the 28 September 2010.

(TRANSLATION)

ARTICLES OF ASSOCIATION	Certify true copy
OF
Ensco (Thailand) Limited	- signature -
(Miss Thida Piriyawongsakorn)
CHAPTER I	Registrar
General

1.	These regulations shall be called the Articles of Association of Ensco (Thailand) Limited.

2.	Unless otherwise specified “Company” shall mean Ensco (Thailand) Limited.

3.	Unless otherwise stipulated in these Articles, the provisions in the Civil and Commercial Code of Thailand regarding limited companies shall apply.

4.	Any addition or amendment to these Articles or Memorandum of Association of the Company shall require the passing of a special resolution by a general meeting of shareholders.

CHAPTER II

Shares and Shareholders

5.	The shares of the Company shall consist solely of ordinary shares entered in name certificates. Except as provided herein, all shares in the Company shall have identical rights attached to each of them.

6.	The Company shall not own its own shares, nor take them in pledge.

7.	The Company shall provide a share register book which shall be kept by the Company under the control of the Board of Directors, and in which shall be entered the particulars of the transfer, sale, pledge, encumbrance or disposition of every share.

8.	All transfers of shares must be in writing and executed both by the transferor and the transferee, whose signatures shall be certified by at least one witness. The transferor shall be deemed to remain the holder of the shares until the particulars of the transferee and the shares transferred are recorded in the share register book.

9.	The Company may close the registration of share transfers during the fourteen (14) days period immediately preceding an Annual General Meeting.

CHAPTER III

General Meetings

10.	A general meeting of shareholders shall be held within six (6) months of the date of registration of the Company and a general meeting shall subsequently be held at least once every twelve (12) months. Such general meetings are called “Annual General Meetings”, and all other general meetings are called “Extraordinary General Meetings”. Subject to the foregoing, the Board of Directors may summon general meetings whenever it deems appropriate.

11.	Notice of each general meeting shall be sent to the shareholders whose names appear in the share register book of the Company at least seven (7) clear calendar days prior to the date of the meeting according to the procedure prescribed by law. However, notice of a general meeting for the passing of a special resolution shall be sent to the shareholders whose names appear in the share register book of the Company at least fourteen (14) clear calendar days prior to the date of the meeting according to the procedure prescribed by law.

The notice shall specify the place, the date and the hour of the meeting, and the nature of the business to be transacted thereat. In case of a notice of a general meeting for the passing of a special resolution, the substance of the proposed resolution shall be included in the notice of the meeting.

12.	Annual General Meetings shall be summoned for the purpose of:

(1)	reviewing the report of the Board of Directors covering work done during the previous period and suggestions as to future courses of action;

(2)	consideration and approval of the balance sheet and profit and loss account of the preceding fiscal year;

(3)	reviewing of directors’ remuneration, declaration of dividends, and the appropriation of amounts as a reserve fund;

(4)	election of new directors in place of those obliged to retire on the expiration of their terms;

(5)	appointment of an auditor and the determination of such auditor's remuneration; and

(6)	other business.

13.	At every general meeting, including any adjourned meeting, a quorum shall consist of shareholders or their proxies representing not less than fifty percent (50%) of all shares issued by the Company.

14.	In casting votes at a general meeting, each shareholder shall have one vote for each share of which he is the holder. All resolutions, except for special resolutions, shall require more than half of the votes of the shareholders who attend the meeting and are entitled to vote.

15.	Decisions for the following matters shall be made by a special resolution only, wherein voting for such matters shall require affirmative votes at a general meeting of not less than three-quarters (3/4) of the votes of the shareholders who attend the meeting and are entitled to vote:

(1)	to amend the Memorandum or Articles of Association;

(2)	to increase or reduce the registered capital;

(3)	to dissolve the Company;

(4)	to amalgamate with another company; and

(5)	to allot new shares as fully or partly paid up otherwise than in money.

16.	Any shareholder may vote by proxy, provided the power given to the proxy is in writing. The instrument appointing a proxy shall be dated and signed by the shareholder and shall contain the following particulars:

(1)	the number of shares held by the shareholder;

(2)	the full name of the proxy; and

(3)	the meeting or meetings, or the period for which the proxy is appointed.

If a proxy proposes to vote at a meeting, the instrument of appointment of the proxy must be deposited with the chairman at or before the commencement of that meeting.

17.	Only shareholders duly registered and having paid all sums for the time being due and payable to the Company in respect of their shares, shall be entitled to vote on any question, either in person or by proxy, at any general meeting.

18.	The chairman of the Board of Directors shall preside at every general meeting. If there is no such chairman, or if he is not present within fifteen (15) minutes after the time appointed for holding the meeting, the shareholders present may elect one of the other directors in attendance at the meeting to be chairman of the meeting. The chairman of the meeting shall not have a casting vote in case of equality of votes.

19.	The chairman may adjourn a general meeting with the consent of the meeting, but at the succeeding meeting, no other business may be discussed except that pending from the previous meeting.

CHAPTER IV

Directors and Auditors

20.	A general meeting of shareholders shall appoint the Board of Directors to carry out the Company's business under the control of the general meeting of shareholders and subject to these Articles of Association.

The Board of directors shall consist of the maximum of five (5) directors.

A director need not be a shareholder in the Company.

A director shall not be personally liable for any acts or omissions, except those involving fraud or willful wrongdoing.

21.	At the first general meeting after the registration of the Company and at the Annual General Meeting in every subsequent year, one-third of the directors or, if their number is not a multiple of three, then the number nearest to one-third, must retire from office. A retiring director is eligible for re-election.

22.	The chairman of the Board of Directors shall preside at every directors’ meeting. If there is no such chairman, or if he is not present within fifteen (15) minutes after the time appointed for holding the meeting, the directors present may elect one of the other directors in attendance at the meeting to be chairman of the meeting. The chairman of meeting shall not have a casting vote in case of equality of votes.

23.	A Managing Director shall, while holding that office, be subject to retirement by rotation of directors. Subject to the provisions of any contract between the Managing Director and the Company, he shall be subject to the same provisions as to disqualification, resignation and removal as the other directors of the Company. If he ceases from any cause to be a director or if the Company in general meeting or the Board of Directors’ Meeting resolves that his tenure of office of Managing Director be terminated, he shall, ipso facto, cease to hold such office.

24.	Any vacancy occurring in the Board of Directors otherwise than by rotation under Article 21 may be filled by the Board of Directors. Any person so appointed shall retain office only during such time as the director whom he replaced would have been entitled to retain the same.

25.	Meetings of the Board of Directors shall be held at such times and places as may be determined by the chairman of the Board of Directors or the Managing Director.

26.	Whenever any notice whatsoever is required to be given to any director, or whenever a matter is submitted at any meeting of directors and such matter was omitted from the proposed agenda for such meeting in the notice therefore, a written waiver of such notice or of such omission, signed by the person or persons entitled to any such notice whether before or after the time of such meeting, shall be deemed the equivalent of timely given notice or the inclusion of such matter in the proposed agenda, as the case may be.

27.	At all meetings of the Board of Directors, including any adjourned meeting, a quorum shall consist of at least two (2) directors. All resolutions of the Board of Directors shall require a majority of the votes of the directors who are present.

28.	The Board of Directors may appoint one of the directors as the Managing Director of the Company and may entrust to and confer upon him any of the powers exercisable by the Board of Directors upon such terms and conditions, and with such restrictions as the Board of Directors deems expedient and may from time to time revoke, withdraw, alter or vary all or any of such powers.

29.	The Board of Directors may appoint other persons to carry out the Company’s business under the Board of Directors’ supervision, or may by duly executed Power of Attorney, entrust to and confer upon such other persons such powers as they deem fit and for such time as they deem expedient. They may also confer such powers collaterally with, or to the exclusion of, or in substitution for, all or any of the powers of the Board of Directors in that behalf, and may from time to time revoke, withdraw, alter or vary any of such powers.

30.	The number or names of authorized directors whose signatures shall bind the Company may be fixed by the Board of Directors.

31.	The Company’s auditor shall be appointed or re-appointed at every Annual General Meeting on the nomination of the Board of Directors, and the remuneration of the auditor shall be fixed every year. A retiring auditor is eligible for re-appointment.

CHAPTER V

Books and Accounts

32.	The Company’s books and accounts shall be kept in English with Thai captions, and shall be maintained according to international accounting practices and procedures generally acceptable in Thailand.

33.	The Board of Directors shall cause true and complete accounts to be kept:

(1)	of the sums received and expended by the Company and of the matters in respect of which each receipt or expenditure takes place; and

(2)	of the assets and liabilities of the Company.

34.	The Board of Directors shall cause a balance sheet to be made at least once in every twelve (12) months, as of the end of the fiscal year of the Company. The balance sheet must contain a summary of the assets and liabilities of the Company and a profit and loss account for the fiscal year of the Company.

35.	The Board of Directors shall have the balance sheet and profit and loss account examined by the Company’s auditor and submitted to a general meeting for adoption within four months from the end of the fiscal year. A copy of the balance sheet must be sent to every person whose name is entered in the share register book at least ten (10) calendar days before the general meeting.

36.	The Board of Directors shall cause minutes of all proceedings and resolutions of all meetings of shareholders and directors to be recorded and duly entered in the minutes book, which shall be kept at the registered office of the Company. Any such minutes signed by the Chairman of the meeting or of the succeeding meeting, are presumed correct evidence of the matters therein contained, and all resolutions and proceedings of which minutes have been so made are presumed to have been duly passed.

CHAPTER VI

Dividends and Reserves

37.	The Company must appropriate to a reserve fund, at each distribution of dividends, at least one-twentieth of the profits, until the reserve fund reaches one-tenth of the capital of the Company.

38.	No dividend may be declared except by a resolution passed at a general meeting.

The Board of Directors may from time to time pay to the shareholders such interim dividends as appear to the Board of Directors to be justified by the profits of the Company.

No dividend shall be paid otherwise than out of profits. If the Company has incurred losses, no dividend may be paid unless such losses have been made good.

39.	Notice of any dividend payment that may have been declared shall be given by sending a letter to each shareholder whose name appears in the share register book.

CHAPTER VII

Increase in Capital

40.	The Company may, by special resolution, increase its capital through the issue of new shares.

41.	All new shares must be offered to the shareholders in proportion to the shares held by them.

CHAPTER VIII

Reduction in Capital

42.	The Company may, by special resolution, reduce its capital either by lowering the amount of each share or by reducing the number of shares.

43.	The capital of the Company may not be reduced to less than one-fourth (1/4) of its total amount.

44.	When the Company proposes to reduce its capital, it must publish at least once in a local newspaper and send to all creditors known to the Company, a notice of the particulars of the proposed reduction, requiring the creditors to present any objection they may have to such reduction within thirty (30) calendar days from the date of notice.

CHAPTER IX

Liquidator(s)

45.	In the event of the dissolution of the Company, the general meeting may appoint a person or persons, whether being the Company’s director(s) or not, as liquidator(s) and may determine the scope of powers of the liquidator(s) as it deems appropriate.

These Articles of Association have been approved by the Statutory Meeting of the Company on 22 September 2010.

-seal-

-signature- (Mr. Derek Andrew Sangster) Director